Exhibit 99.1
Hercules Capital Reports Fourth Quarter and Full-Year 2024 Financial Results

Record Full-Year 2024 Total Investment Income of $493.6 Million, an Increase of 7.1% Year-over-Year

Record Full-Year 2024 Net Investment Income “NII” of $325.8 Million, an Increase of 7.2% Year-over-Year

Record Full-Year 2024 Gross Fundings of $1.81 Billion, an Increase of 13.0% Year-over-Year

Q4 2024 NII of $81.1 Million, or $0.49 per Share, provides 123% Coverage of the Base Cash Distribution

Q4 2024 Total Gross Debt and Equity Commitments of $619.5 Million

Q4 2024 Total Gross Fundings of $468.5 Million

Conservative Balance Sheet Management with Net GAAP Leverage of 83.9% and Net Regulatory Leverage of 69.9%

Inclusive of the Adviser Funds Managed by Hercules Adviser LLC, its Wholly-Owned Subsidiary, Hercules had over $1.1 Billion of Available Liquidity as of Year End
Announced a New Supplemental Cash Distribution for 2025 of $0.28 per Share, Payable over Four Quarters
Undistributed Earnings Spillover of $163.6 Million, or $0.96(1) per Ending Shares Outstanding
Approximately $4.8 Billion of Assets Under Management, an Increase of 14.2% Year-over-Year(2)

Q4 2024 Financial Achievements and Highlights

•Total Investment Income of $121.8 million
•NII of $81.1 million, or $0.49 per share
•Total gross debt and equity commitments of $619.5 million
•Net Hercules debt and equity commitments of $479.5 million(3)
•Total gross fundings of $468.5 million
•Net Hercules fundings of $362.4 million(3)
•Unscheduled early principal repayments or “early loan repayments” of $225.2 million, a decrease of 1.9% from $229.6 million in Q3 2024
•$658.8 million of available liquidity, subject to existing terms and covenants
•17.0% Return on Average Equity “ROAE” (NII/Average Equity)(4)
•8.9% Return on Average Assets “ROAA” (NII/Average Assets)

Exhibit 99.1
•GAAP leverage of 89.6% and regulatory leverage of 75.6%(5)
•Net GAAP leverage (includes SBA debentures and excludes cash) of 83.9% and net regulatory leverage (excludes SBA debentures and cash) of 69.9%
•Net Asset Value “NAV” of $11.66, an increase of 2.3% from Q3 2024
•13.7% GAAP Effective Yield and 12.9% Core Yield(6), a non-GAAP measure
Full-Year ending December 31, 2024 Financial Highlights
•Record full-year 2024 Total Investment Income of $493.6 million, an increase of 7.1% year-over-year
•Record full-year 2024 NII of $325.8 million, or $2.00 per share, an increase of 7.2% year-over-year
•Total gross new debt and equity commitments of $2.69 billion
•Record full-year 2024 total gross fundings of $1.81 billion, an increase of 13.0% year-over-year
•Net debt investment portfolio growth of $457.0 million
•Unscheduled early loan repayments of $922.0 million
Footnotes:
(1)$0.99 per Weighted Average Shares Outstanding
(2)Assets under management includes assets managed by Hercules and the Adviser Subsidiary (defined below)
(3)Net Hercules commitments and fundings are net of what was assigned to or directly committed or funded by the Adviser Funds which are external vehicles managed by Hercules Adviser LLC (the “Adviser Subsidiary")” during the quarter
(4)As presented above, Return on Average Equity is (i) sourced from Hercules Capital, Inc. as of December 31, 2024 and (ii) based on net investment income, excluding realized and unrealized gains/losses
(5)Regulatory leverage represents debt-to-equity ratio, excluding the Company’s Small Business Administration (“SBA”) debentures
(6)Core Yield excludes early loan repayments, dividend from the Adviser Subsidiary and Gibraltar Acquisition LLC, one-time fees and bank interest income, and includes income and fees from expired commitments

SAN MATEO, Calif., February 13, 2025 – Hercules Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the largest and leading specialty financing provider to innovative venture, growth and established stage companies backed by some of the leading and top-tier venture capital and select private equity firms, today announced its financial results for the fourth quarter and full-year ended December 31, 2024.
“For over two decades, we've been steadfast in our dedication to empowering the innovation ecosystem," stated Scott Bluestein, chief executive officer and chief investment officer of Hercules. "This was clearly demonstrated when we reached our landmark achievement of $20 billion in cumulative debt commitments in Q2 2024. Our record gross funding activity in 2024 was over $1.8 billion, an increase of 13.0% year-over-year, and surpassed the previous record set in 2023. As a result, we delivered annual records for total investment income of $493.6 million, an annual increase of 7.1%, and net investment income of $325.8 million, an annual increase of 7.2%, year-over year."

Bluestein added, “Reflecting the scale and sustained earnings power of our industry-leading platform, we generated net investment income of $0.49 per share in Q4, which provided 123% coverage of our base distribution and increased our undistributed earnings spillover to $163.6 million. We are maintaining our current base distribution and declaring a new supplemental cash distribution program for 2025. Our newly declared supplemental distribution of $0.07 per share in the fourth quarter represents our 18th consecutive quarter of issuing a supplemental dividend.”

Exhibit 99.1
"These consistent operating results demonstrate the sustainable strength of our differentiated and diversified investment platform. We are committed to our fundamental principles of staying disciplined on credit and underwriting, maintaining ample liquidity and prudent leverage, and expanding the capacity of our private funds. These principles cumulate in a continued focus on maximizing total shareholder returns."

Q4 2024 Review and Operating Results

Debt Investment Portfolio

Hercules delivered Q4 total gross new debt and equity commitments totaling $619.5 million and Q4 gross new fundings totaling $468.5 million.

During the fourth quarter, Hercules realized early loan repayments of $225.2 million which, along with normal scheduled amortization of $4.4 million, resulted in total debt repayments of $229.6 million.

The new debt investment origination and funding activities led to a net debt investment portfolio increase of $99.7 million during the fourth quarter on a cost basis.

The Company’s total investment portfolio, (at cost and fair value) by category, quarter-over-quarter is highlighted below:

Total Investment Portfolio: Q3 2024 to Q4 2024

(in millions)	Debt	Equity & Other Investments	Warrants	Total Portfolio
Balances at Cost at September 30, 2024	$3,415.7	$163.5	$30.7	$3,609.9
New fundings(a)	463.2	3.5	1.8	468.5
Fundings assigned to or directly funded by Adviser Funds	(105.4)	(0.4)	(0.3)	(106.1)
Principal payments received on investments	(4.4)	—	—	(4.4)
Early payoffs(b)	(225.2)	—	—	(225.2)
Net changes attributed to conversions, liquidations, and fees	(28.5)	(4.4)	(1.0)	(33.9)
Net activity during Q4 2024	99.7	(1.3)	0.5	98.9
Balances at Cost at December 31, 2024	$3,515.4	$162.2	$31.2	$3,708.8

Balances at Fair Value at September 30, 2024	$3,380.6	$149.9	$30.0	$3,560.5
Net activity during Q4 2024	99.7	(1.3)	0.5	98.9
Net change in unrealized appreciation (depreciation)	16.6	(13.4)	—	3.2
FX unrealized gain (loss)	(2.3)	(0.3)	—	(2.6)
Total net activity during Q4 2024	114.0	(15.0)	0.5	99.5
Balances at Fair Value at December 31, 2024	$3,494.6	$134.9	$30.5	$3,660.0
(a) Includes $7.7M fundings associated with revolver loans during Q4 2024.
(b) Early payoffs includes $1.0M paydowns on revolvers during Q4 2024.

Debt Investment Portfolio Balances by Quarter

(in millions)	Q4 2024	Q3 2024	Q2 2024	Q1 2024	Q4 2023
Ending Balance at Cost	3,515.4	$3,415.7	$3,410.9	$3,383.7	$3,058.4
Weighted Average Balance	3,437.2	$3,383.3	$3,334.9	$3,208.3	$3,122.0

Exhibit 99.1

Debt Investment Portfolio Composition by Quarter

(% of debt investment portfolio)	Q4 2024	Q3 2024	Q2 2024	Q1 2024	Q4 2023
First Lien Senior Secured	91.0%	89.5%	90.1%	88.4%	88.8%
Floating Rate w/Floors	97.4%	97.3%	97.4%	97.3%	95.9%

Effective Portfolio Yield and Core Portfolio Yield (“Core Yield”)

The effective yield on Hercules’ debt investment portfolio was 13.7% during Q4 2024 as compared to 14.4% for Q3 2024. The Company realized $225.2 million of early loan repayments in Q4 2024 compared to $229.6 million in Q3 2024, or a decrease of 1.9%. Effective yields generally include the effects of fees and income accelerations attributed to early loan repayments and other one-time events. Effective yields are materially impacted by the elevated or reduced levels of early loan repayments and derived by dividing total investment income by the weighted average earning investment portfolio assets outstanding during the quarter, which excludes non-interest earning assets such as warrants and equity investments.

Core yield, a non-GAAP measure, was 12.9% during Q4 2024, slightly lower than the Company’s expected annual range of 13.0% to 13.3% and decreased compared to 13.3% for Q3 2024. Hercules defines core yield as yield that generally excludes any benefit from income related to early repayments attributed to the acceleration of unamortized income and prepayment fees and includes income from expired commitments.

Income Statement

Total investment income decreased to $121.8 million for Q4 2024, compared to $122.6 million in Q4 2023. The decrease is primarily attributable to a lower weighted average yield on the debt investment portfolio between periods.

Non-interest and fee expenses were $21.4 million in Q4 2024 versus $18.2 million for Q4 2023. The increase was primarily due to an increase in employee compensation expenses and general and administrative and tax expenses.

Interest expense and fees were $22.1 million in Q4 2024, compared to $19.9 million in Q4 2023. The increase was primarily due to higher weighted average borrowings and the higher utilization of the credit facilities and their higher interest rates between periods.

The Company had a weighted average cost of borrowings comprised of interest and fees, of 5.0% in Q4 2024, as compared to 4.9% for Q4 2023. The increase is primarily due to higher utilization of the credit facilities and their interest rates between periods.

NII – Net Investment Income

NII for Q4 2024 was $81.1 million, or $0.49 per share, based on 165.1 million basic weighted average shares outstanding, compared to $86.0 million, or $0.56 per share, based on 152.6 million basic weighted average shares outstanding in Q4 2023. The decrease in NII is primarily attributable to a lower weighted average yield on the debt investment portfolio and an increase in total net operating expenses between periods.

Exhibit 99.1
Continued Credit Discipline and Strong Credit Performance

Hercules’ net cumulative realized gain/(loss) position, since its first origination activities in October 2004 through December 31, 2024, (including net loan, warrant and equity activity and excluding loss on debt extinguishment, foreign exchange movements and other non-credit related losses) on investments totaled ($75.9) million, on a GAAP basis, spanning more than 20 years of investment activities.

When compared to total net new debt investment commitments during the same period of $19.4 billion, the total realized gain/(loss) since inception of ($75.9) million represents approximately 39 basis points (“bps”), or 0.39%, of cumulative debt commitments, or an effective annualized loss rate of 1.9 bps, or 0.019%.

Realized Gains/(Losses)

During Q4 2024, Hercules had net realized losses of ($33.5) million comprised of gross realized gains of $21.9 million primarily due to the gain on equity investments, offset by ($55.4) million of losses. The losses were due to ($53.9) million from the write-off of two debt investments, ($1.3) million from losses on equity and warrant investments and ($0.2) million from realized loss on debt extinguishment.

Unrealized Appreciation/(Depreciation)

During Q4 2024, Hercules recorded $13.8 million of net unrealized appreciation, net of the impact of foreign currency movements. This is primarily attributable to ($10.7) million of net unrealized depreciation on debt investments and other investment related payables, ($2.6) million of net unrealized depreciation attributable to valuation movements on publicly traded equity and warrant investments, $2.2 million of net unrealized appreciation attributable to valuation movements in the privately held equity, warrant and investment funds, ($0.6) million of net unrealized depreciation attributable to net foreign exchange movements. In addition, Hercules recorded $25.5 million appreciation attributable to reversal of previous quarter depreciation upon a realization event.

Portfolio Asset Quality

As of December 31, 2024, the weighted average grade of the debt investment portfolio, at cost, was 2.26 compared to 2.24 as of September 30, 2024, based on a scale of 1 to 5, with 1 being the highest quality. Hercules’ policy is to generally adjust the credit grading down on its portfolio companies as they approach their expected need for additional growth equity capital to fund their respective operations for the next 9-14 months. Various companies in the Company’s portfolio will require additional rounds of funding from time to time to maintain their operations. Additionally, Hercules may selectively downgrade portfolio companies from time to time if they are not meeting the Company’s financing criteria or are underperforming relative to their respective business plans.

Exhibit 99.1
As of December 31, 2024, grading of the debt investment portfolio at fair value, excluding warrants and equity investments, was as follows:

Credit Grading (at Fair Value), Q4 2024 - Q4 2023 ($ in millions)
	Q4 2024		Q3 2024		Q2 2024		Q1 2024		Q4 2023
Grade 1 - High	$654.5	18.7%	$731.3	21.6%	$808.9	23.9%	$792.2	23.4%	$626.8	20.5%
Grade 2	$1,649.9	47.2%	$1,474.9	43.6%	$1,468.7	43.3%	$1,507.1	44.6%	$1,286.2	42.1%
Grade 3	$1,012.6	29.0%	$1,078.0	31.9%	$1,051.8	31.0%	$988.1	29.2%	$1,040.6	34.0%
Grade 4	$159.4	4.6%	$75.7	2.3%	$31.0	0.9%	$87.3	2.6%	$103.7	3.4%
Grade 5 - Low	$18.2	0.5%	$20.7	0.6%	$32.1	0.9%	$8.2	0.2%	$—	0.0%
Weighted Avg. (at Cost)	2.26		2.24		2.18		2.16		2.24

Non-Accruals

The number of loans on non-accrual decreased quarter-over-quarter. As of December 31, 2024, the Company had one (1) debt investment on non-accrual with an investment cost and fair value of approximately $61.3 million and $18.2 million, respectively, or 1.7% and 0.5% as a percentage of the Company’s total investment portfolio at cost and value, respectively.

As of September 30, 2024, the Company had two (2) debt investments on non-accrual with an investment cost and fair value of approximately $92.2 million and $20.7 million, respectively, or 2.6% and 0.6% as a percentage of the Company’s total investment portfolio at cost and value, respectively.

	Q4 2024	Q3 2024	Q2 2024	Q1 2024	Q4 2023

Total Investments at Cost	$3,708.8	$3,609.9	$3,609.1	$3,575.0	$3,247.0
Loans on non-accrual as a % of Total
Investments at Value	0.5%	0.6%	0.9%	0.1%	0.0%
Loans on non-accrual as a % of Total
Investments at Cost	1.7%	2.6%	2.5%	1.2%	1.0%
Liquidity and Capital Resources

The Company ended Q4 2024 with $658.8 million in available liquidity, including $113.1 million in unrestricted cash and cash equivalents, and $545.7 million in available credit facilities and its SBA debenture, subject to existing terms, advance rates, regulatory and covenant requirements.

In addition to our available liquidity, the Company has 30.0 million shares remaining available for issuance and sale under the equity ATM program, as of December 31, 2024. During Q4 2024, the Company sold 8.0 million shares of common stock under the agreement for total net proceeds of approximately $152.0 million (net of $1.6 million of offering expenses).
During January 2025, the Company sold 2.0 million shares of common stock under the equity ATM program for total net proceeds of $39.8 million (net of $0.3 million of offering expenses).

Exhibit 99.1
Bank Facilities

As of December 31, 2024, there were $116.0 million outstanding borrowings under Hercules’ $400.0 million committed credit facility with MUFG as Agent and $283.8 million of outstanding borrowings and $0.5 million of outstanding letter of credits under Hercules’ $475.0 million committed credit facility and letter of credit facility with SMBC.

Leverage
As of December 31, 2024, Hercules’ GAAP leverage ratio, including its SBA debentures, was 89.6%. Hercules’ regulatory leverage, or debt-to-equity ratio, excluding its SBA debentures, was 75.6% and net regulatory leverage, a non-GAAP measure (excluding cash of approximately $113.1 million), was 69.9%. Hercules’ net leverage ratio, including its SBA debentures, was 83.9%.

Available Unfunded Commitments – Representing 11.7% of Total Assets

The Company’s unfunded commitments and contingencies consist primarily of unused commitments to extend credit in the form of loans to select portfolio companies. A portion of these unfunded contractual commitments are dependent upon the portfolio company reaching certain milestones in order to gain access to additional funding. Furthermore, the credit agreements the Company enters into with its portfolio companies contain customary lending provisions that allow us relief from funding obligations for previously made commitments in instances where the underlying company experiences materially adverse events that affect the financial condition or business outlook for the company. In addition, since a portion of these commitments may also expire without being drawn, unfunded contractual commitments do not necessarily represent future cash requirements.
As of December 31, 2024, the Company had $448.5 million of available unfunded commitments at the request of the portfolio company and unencumbered by any milestones, including undrawn revolving facilities, representing 11.7% of Hercules’ total assets. This decreased from the previous quarter of $489.0 million of available unfunded commitments or 13.4% of Hercules’ total assets.

Existing Pipeline and Signed Term Sheets

After closing $619.5 million in new debt and equity commitments in Q4 2024, Hercules has pending commitments of $578.5 million in signed non-binding term sheets outstanding as of February 10, 2025. Since the close of Q4 2024 and as of February 10, 2025, Hercules has closed new gross debt and equity commitments (before assignments to or direct originations by the Adviser Funds) of $250.2 million and funded $201.3 million.

Signed non-binding term sheets are subject to satisfactory completion of Hercules’ due diligence and final investment committee approval process as well as negotiations of definitive documentation with the prospective portfolio companies. These non-binding term sheets generally convert to contractual commitments in approximately 90 days from signing and some portion may be assigned or allocated to or directly originated by private funds managed by the Adviser Subsidiary prior to or after closing.

Exhibit 99.1
The table below summarizes the Company’s year-to-date closed and pending commitments:

Closed Commitments and Pending Commitments (in millions)
Q1 2025 Closed Commitments(a)(c)	$250.2
Q1 2025 Pending Commitments (as of February 10, 2025)(b)	$578.5
Year-to-Date 2025 Closed and Pending Commitments(a)(b)(c)	$828.7
Notes:
a.Closed Commitments may include renewals of existing credit facilities and equity commitments. Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.
b.Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.
c.Gross commitments before assignments to or direct originations by the Adviser Funds.

Net Asset Value

As of December 31, 2024, the Company’s net assets were $1.99 billion, compared to $1.85 billion at the end of Q3 2024. NAV per share increased 2.3% to $11.66 on 170.6 million outstanding shares of common stock as of December 31, 2024, compared to $11.40 on 162.5 million outstanding shares of common stock as of September 30, 2024. The increase in NAV per share was primarily attributed to the accretion from the sale of ATM equity at a price above NAV.

Interest Rate Sensitivity
Hercules has an asset sensitive debt investment portfolio with 97.4% of its debt investment portfolio being priced at floating interest rates as of December 31, 2024, with a Prime or Non-Prime based (SOFR or SONIA) interest rate floor, combined with 77.6% of its outstanding debt borrowings bearing fixed interest rates, leading to higher net investment income sensitivity.

Based on Hercules’ Consolidated Statement of Assets and Liabilities as of December 31, 2024, the following table shows the approximate annualized increase/(decrease) in components of net income resulting from operations of hypothetical base rate changes in interest rates, such as Prime Rate, assuming no changes in Hercules’ debt investments and borrowings. These estimates are subject to change due to the impact from active participation in the Company’s equity ATM program and any future equity offerings.

(in thousands) Basis Point Change	Interest Income(1)	Interest Expense	Net Income	EPS(2)

(200)	$(27,762)	$(8,367)	$(19,395)	$(0.12)
(100)	$(16,172)	$(4,184)	$(11,988)	$(0.07)
(75)	$(12,469)	$(3,138)	$(9,331)	$(0.06)
(50)	$(8,645)	$(2,092)	$(6,553)	$(0.04)
(25)	$(4,284)	$(1,046)	$(3,238)	$(0.02)
25	$4,582	$1,046	$3,536	$0.02
50	$9,623	$2,092	$7,531	$0.05
75	$15,461	$3,138	$12,323	$0.07
(1) Source; Hercules Form 10-K for 2024
(2) EPS calculated on basic weighted shares outstanding of 165,074. Estimates are subject to change due to impact from active participation in the Company's equity ATM program and any future equity offerings.

Exhibit 99.1
Existing Equity and Warrant Portfolio

Equity Portfolio

Hercules held equity positions in 72 portfolio companies with a fair value of $128.7 million and a cost basis of $157.7 million as of December 31, 2024. On a fair value basis, 22.4% or $30.3 million is related to public equity positions.

Warrant Portfolio

Hercules held warrant positions in 98 portfolio companies with a fair value of $30.5 million and a cost basis of $31.2 million as of December 31, 2024. On a fair value basis, 28.4% or $8.7 million is related to public warrant positions.

Portfolio Company IPO and M&A Activity in Q4 2024 and QTD Q1 2025

As of February 10, 2025, Hercules held debt, warrant or equity positions in five (5) portfolio companies that have completed or announced an IPO or M&A event, including:

IPO and SPAC Activity as of Q4 2024 and QTD Q1 2025

•In January 2025, Hercules' portfolio company Voyager Technologies, Inc., a space and defense company, confidentially filed for an initial public offering under the JOBS Act. Hercules initially committed $58.0 million in venture debt beginning in June 2024.

•One (1) portfolio company submitted confidentially under the JOBS Act in 2023
M&A Activity in Q4 2024 and QTD Q1 2025

•In October 2024, Hercules’ portfolio company Sandata Technologies, LLC, a provider of the workforce and operational management services intended to integrate payers and providers to improve care delivery, was acquired by HHAeXchange, a leader in homecare management solutions for providers, caregivers, managed care organizations and state Medicaid programs. Terms of the acquisition were not disclosed. Hercules committed $22.5 million in venture debt financing beginning in May 2024.

•In November 2024, Hercules’ portfolio company Snagajob.com, Inc., a platform in hourly employment connecting 45 million job seekers annually to quality jobs and helping tens of thousands of employers build reliable and robust teams, was acquired by JobGet, the leading app-first job platform for hourly workers. Terms of the acquisition were not disclosed. Hercules committed $93.2 million in venture debt financing beginning in June 2016 and currently hold warrants for 600,000 shares of common stock, 1,800,000 shares of Preferred Series A stock and 1,211,537 shares of Preferred Series B stock as of December 31, 2024.

•In November 2024, Hercules’ portfolio company Kineta, Inc. (OTC: KANT), a clinical-stage biotechnology company with a mission to develop next-generation immunotherapies, announced it has entered into a definitive agreement to be acquired by TuHURA Biosciences, Inc. (NASDAQ: HURA), a clinical stage immune-oncology company developing novel technologies to overcome resistance to cancer immunotherapy, for $30.0 million in total aggregate consideration. Hercules committed $20.0 million in venture debt financing beginning in December 2019 and currently holds warrants for 2,202 shares of common stock as of December 31, 2024.

Exhibit 99.1
•In December 2024, Hercules’ portfolio company Ikon Science, a provider of software and services to solve subsurface challenges for oil and gas, geothermal and CCUS, was acquired by Vela Software (a division of Constellation Software), a company that acquires, manages and builds industry specific software businesses globally. Terms of the acquisition were not disclosed. Hercules committed $24.0 million in venture debt financing beginning in October 2019.

There can be no assurances that companies that have yet to complete their IPOs will do so or that pending merger announcements will close.

Subsequent Events

1.On February 5, 2025, the Company fully repaid the aggregate outstanding $50.0 million principal and $1.1 million of accrued interest pursuant to the terms of the February 2025 Notes.

2.On February 5, 2025, the Company entered into the Third Amendment to the SMBC LC Facility (the “SMBC Third Amendment to LC Facility Agreement”), which amends the Letter of Credit Facility Agreement, dated as of January 13, 2023, as amended by the First Amendment to Letter of Credit Facility Agreement, dated as of March 21, 2023, and the Second Amendment to Letter of Credit Facility Agreement, dated as of June 28, 2024 (collectively, the “SMBC LC Facility Agreement” and, as amended by the SMBC Third Amendment to LC Facility Agreement, the “SMBC Amended LC Facility Agreement”) with SMBC, as issuing bank. The SMBC Third Amendment to LC Facility Agreement amends certain provisions of the SMBC LC Facility Agreement to, among other things, (i) change the margin that applies with respect to any “term benchmark” disbursement or “RFR” disbursement, if the borrowing base is less than the product of 1.60 and the letter of credit exposure, from 1.475% to 1.450%, (ii) change the commitment fee the Company will pay to SMBC from 0.35% to 0.40% per annum on the average daily unused amount of the then-current commitment, and (iii) extend the final maturity date of the SMBC LC Facility from January 13, 2026, to February 5, 2028.

Conference Call

Hercules has scheduled its fourth quarter and full-year 2024 financial results conference call for February 13, 2025 at 2:00 p.m. PT (5:00 p.m. ET). To participate via telephone, please register here. Upon registration, all telephone participants will receive the dial-in number along with a unique PIN number that can be used to access the call. While not required, it is recommended you join 10 minutes prior to the event start. A live webcast of the fourth quarter and full-year 2024 financial results conference call will also be available on the investor relations section of the Company’s website at investor.htgc.com. An archived webcast replay will be available on the Company's website for at least 30 days following the conference call.

About Hercules Capital, Inc.

Hercules Capital, Inc. (NYSE: HTGC) is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broad variety of technology and life sciences industries. Since inception (December 2003), Hercules has committed more than $21 billion to over 670 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Exhibit 99.1
Hercules, through its wholly owned subsidiary business, Hercules Adviser LLC (the “Adviser Subsidiary”), also maintains an asset management business through which it manages investments for external parties (“Adviser Funds”). The Adviser Subsidiary is registered as an investment adviser under the Investment Advisers Act of 1940.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol “HTGC.” In addition, Hercules has one retail bond issuance of 6.25% Notes due 2033 (NYSE: HCXY).

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We may use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and should not be relied upon in making any investment decision. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. While we cannot identify all such risks and uncertainties, we urge you to read the risks discussed in our Annual Report on Form 10-K and other materials that we publicly file with the Securities and Exchange Commission. Any forward-looking statements made in this press release are made only as of the date hereof. Hercules assumes no obligation to update any such statements in the future.

Contact:

Michael Hara
Investor Relations and Corporate Communications
Hercules Capital, Inc.
650-433-5578
mhara@htgc.com

Exhibit 99.1
HERCULES CAPITAL, INC.
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share data)	December 31, 2024	December 31, 2023
Assets
Investments, at fair value:
Non-control/Non-affiliate investments (cost of $3,603,961 and $3,143,851, respectively)	$3,546,799	$3,133,042
Control investments (cost of $104,916 and $103,182, respectively)	113,179	115,004
Total investments, at fair value (cost of $3,708,877 and $3,247,033, respectively; fair value amounts related to a VIE $229,486 and $254,868, respectively)	3,659,978	3,248,046
Cash and cash equivalents	42,679	98,095
Foreign cash (cost of $70,445 and $842, respectively)	70,445	804
Restricted cash (amounts related to a VIE $3,297 and $17,114, respectively)	3,297	17,114
Interest receivable	32,578	32,741
Right of use asset	16,778	4,787
Other assets	5,836	15,339
Total assets	$3,831,591	$3,416,926

Liabilities
Debt (net of debt issuance costs of $14,310 and $15,131, respectively; amounts related to a VIE $118,769 and $148,544, respectively)	$1,768,955	$1,554,869
Accounts payable and accrued liabilities	54,861	54,156
Operating lease liability	18,194	5,195
Total liabilities	$1,842,010	$1,614,220

Net assets consist of:
Common stock, par value	171	158
Capital in excess of par value	1,900,490	1,662,535
Total distributable earnings	88,920	140,013
Total net assets	$1,989,581	$1,802,706
Total liabilities and net assets	$3,831,591	$3,416,926

Shares of common stock outstanding ($0.001 par value and 300,000 and 200,000 authorized respectively)	170,575	157,758
Net asset value per share	$11.66	$11.43

Exhibit 99.1
HERCULES CAPITAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Investment income:
Interest and dividend income:
Excluding payment-in-kind (PIK) interest income
Non-control/Non-affiliate investments	98,469	107,160	404,091	405,113
Control investments	2,967	1,372	11,834	4,642
Total interest and dividend income, excluding PIK interest income	101,436	108,532	415,925	409,755
PIK interest income
Non-control/Non-affiliate investments	12,866	6,671	49,701	24,670
Control investments	535	—	1,569	—
Total PIK interest income	13,401	6,671	51,270	24,670
Total interest and dividend income	114,837	115,203	467,195	434,425
Fee income:
Non-control/Non-affiliate investments	6,909	7,365	26,250	26,148
Control investments	38	35	146	95
Total fee income	6,947	7,400	26,396	26,243
Total investment income	121,784	122,603	493,591	460,668
Operating expenses:
Interest	19,995	17,383	77,151	67,620
Loan fees	2,071	2,528	8,807	9,845
General and administrative	5,537	4,828	19,672	18,696
Tax expenses	1,384	822	5,835	6,071
Employee compensation:
Compensation and benefits	11,316	9,196	54,233	50,258
Stock-based compensation	3,170	3,394	12,841	13,242
Total employee compensation	14,486	12,590	67,074	63,500
Total gross operating expenses	43,473	38,151	178,539	165,732
Expenses allocated to the Adviser Subsidiary	(2,837)	(1,592)	(10,780)	(9,101)
Total net operating expenses	40,636	36,559	167,759	156,631
Net investment income	81,148	86,044	325,832	304,037
Net realized gain (loss) and net change in unrealized appreciation (depreciation):
Net realized gain (loss):
Non-control/Non-affiliate investments	(33,311)	2,847	(31,486)	8,437
Loss on extinguishment of debt	(171)	—	(171)	—
Total net realized gain (loss)	(33,482)	2,847	(31,657)	8,437
Net change in unrealized appreciation (depreciation):
Non-control/Non-affiliate investments	14,270	20,973	(27,650)	2,376
Control investments	(497)	10,314	(3,559)	22,634
Total net change in unrealized appreciation (depreciation)	13,773	31,287	(31,209)	25,010
Total net realized gain (loss) and net change in unrealized appreciation (depreciation)	(19,709)	34,134	(62,866)	33,447
Net increase (decrease) in net assets resulting from operations	$61,439	$120,178	$262,966	$337,484

Net investment income before gains and losses per common share:
Basic	$0.49	$0.56	$2.00	$2.09
Change in net assets resulting from operations per common share:
Basic	$0.37	$0.78	$1.61	$2.32
Diluted	$0.37	$0.78	$1.61	$2.31
Weighted average shares outstanding:
Basic	165,074	152,610	161,082	144,091
Diluted	165,607	152,838	161,599	144,826
Distributions paid per common share:
Basic	$0.48	$0.48	$1.92	$1.90